Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Fiscal 2008 Financial Results

KNOXVILLE, Tenn. – February 9, 2009 – Team Health Inc.’s parent company, Team Finance LLC (“TeamHealth” or the “Company”), today announced financial results for the fiscal year and the fourth quarter ended December 31, 2008.

Net revenue less provision for uncollectibles (“revenue less provision”) for the fiscal year ended December 31, 2008 increased 8.1% to $1.33 billion from $1.23 billion in the prior year. Same contract revenue less provision for the year increased by 4.5% to $1.09 billion from $1.05 billion in 2007. The year over year growth in same contract revenue less provision was primarily due to a 2.3% increase in contract and other revenue and increases in billed patient volume contributed 1.9% of growth. Increases in estimated collections per visit, net of valuation adjustments, contributed the remainder of same contract revenue less provision growth. During 2008, the growth in estimated collections per visit, compared to 2007, was negatively impacted by declines in Medicare reimbursements to emergency physicians and the elimination of the ability to bill certain services in hospital emergency departments. Also, growth in estimated collections per visit was adversely impacted by valuation adjustments recorded during the year primarily associated with self pay and collection agency accounts. New sales, net of contracts that terminated in the period, and acquisitions contributed $45.0 million and $6.8 million of growth between years, respectively.

Net earnings for 2008 were $44.7 million compared to $43.3 million in 2007. Included in the financial results for 2008 and 2007 were reductions of professional liability reserves related to prior years of $34.9 million and $32.1 million, respectively. This reduction was a result of the Company’s receipt of revised actuarial loss estimates for these periods during the first and third quarters of each year. The Company also recorded an impairment loss of $9.1 million in the fourth quarter of 2008 related to $8.8 million of goodwill for its After Hours Pediatric business and $0.3 million of goodwill for its Radiology business. The goodwill impairment charge is based upon current market valuations and the Company’s assessment of the projected operating performance of these operations. Following the impairment charge, there is no remaining recorded goodwill associated with these operations. Also included in 2008 net income was a gain on the extinguishment of indebtedness of $1.6 million associated with the repurchase of $12.0 million of the 11.25% Senior Subordinated Notes, $2.4 million of transaction costs associated with terminated transactions in 2008 and costs associated with ongoing potential transactions. Costs associated with potential transactions are now required to be expensed as incurred under the new accounting provisions for business combinations which will be effective in 2009. Included in net earnings for 2007 was a loss from discontinued operations (net of tax benefit) of $576,000. Net interest expense in fiscal year 2008 declined to $45.8 million from $55.2 million in fiscal year 2007.

Net revenue less provision in the fourth quarter of 2008 increased 5.7% to $331.5 million from $313.6 million in the fourth quarter of 2007. Same contract revenue less provision for the quarter increased by 4.7% to $300.8 million from $287.2 million in the same quarter a year ago. In the fourth quarter of 2008, same contract revenue less provision growth benefited 2.8% from increases in contract and other revenue while increases in billed patient volume contributed 1.1% of the growth. Increases in estimated collections per visit, net of valuation adjustments, contributed the remainder of same contract revenue growth. New sales, net of contracts that terminated in the period, and acquisitions contributed $2.8 million and $1.6 million of growth between quarters, respectively.

The Company realized a net loss of $5.4 million in the fourth quarter of 2008, compared to net earnings of $1.2 million in the same quarter of 2007. During the fourth quarter, the Company recorded an unfavorable adjustment to prior year professional liability reserves of $5.4 million. The adjustment reversed a portion of the favorable adjustments previously recorded during 2008 in the amount of $40.4 million that were based upon revised actuarial loss estimates for such prior loss periods. The unfavorable adjustment recorded in the fourth quarter of 2008 was not based upon a revised actuarial view of estimated losses for such prior periods, but was solely in response to a revaluation of the discounted carrying value of the prior year professional liability reserves due to the decline in the interest rate environment during the fourth quarter of 2008. After considering the fourth quarter 2008 adjustment, the net favorable adjustment in prior year professional liability reserves for fiscal 2008 was $34.9 million. In addition to the professional liability reserve adjustment, fourth quarter 2008 results were impacted by a $9.1 million goodwill impairment charge, $0.6 million in transaction costs and a $1.6 million gain on the extinguishment of debt. Included in net earnings for the fourth quarter of 2007 was a loss from discontinued operations (net of tax benefit) of $77,000. Net interest expense in the fourth quarter of 2008 declined to $11.8 million from $13.8 million in the fourth quarter of 2007.

As of December 31, 2008, the Company had cash and cash equivalents of approximately $46.4 million and a revolving credit facility borrowing availability of $110.0 million (without giving effect to $8.7 million of undrawn letters of credit). The $110.0 million revolving credit facility excludes $15.0 million held by Lehman Brothers Commercial Paper, Inc., a subsidiary of Lehman Brothers Holdings, Inc. Due to the Lehman Brothers Holdings, Inc. bankruptcy filing on September 15, 2008, at this time it is not certain if this portion of the revolving credit facility is available to the Company. During the 2008 fiscal year, the Company made scheduled term debt payments of $4.3 million. Additionally, in December 2008, the Company retired $12.0 million of its 11.25% Senior Subordinated Notes, which were repurchased in the open market for $10.0 million plus accrued interest. The total gain on the transaction, net of the write-off of deferred financing costs, was $1.6 million, and is reflected in the results of operations.

As of December 31, 2008, the Company’s total outstanding debt was $615.3 million, reflecting a $16.2 million reduction in outstanding indebtedness during fiscal year 2008. Cash flow provided by operations (after interest, taxes and changes in working capital) for 2008 was $62.0 million compared to $70.1 million in 2007. The decrease in operating cash flow was primarily due to an increase in cash taxes paid in 2008 and a modest increase in working capital between periods in 2008 compared to a decrease in working capital between periods in 2007, offset by a reduction in cash interest payments in 2008.

Greg Roth, President and Chief Executive Officer of TeamHealth, commented, “Within the context of a challenging 2008, we are pleased with our solid full year financial performance. Our team remained focused throughout the year and delivered growth in both revenue and earnings, while strengthening our balance sheet by reducing outstanding debt and increasing liquidity. These financial results were achieved despite a challenging operating environment that reflected not only reductions in Medicare and other revenue items, but also a difficult economic environment. Our solid 2008 financial results were a direct result of the continued execution of our operating strategies in both our core emergency staffing operations and military and locum tenens operations by our dedicated management teams, affiliated physicians and other clinicians. In addition, we are particularly pleased with the tangible benefits we continue to realize from our significant investments in risk management efforts throughout the past several years.

As we begin 2009, we see challenges ahead that will require careful and prudent management of our resources. Our employees are focused on supporting our core mission, while seeking out ways to reduce our operating costs. However, we believe there will be many opportunities during 2009 to enhance our relationship with existing hospital clients and establish new hospital relationships to improve our business performance and also continue to support our affiliated physicians and clinicians in the delivery of exceptional care to our patients.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “As a physician led organization, we are committed to being at the forefront of developments that benefit our patients and hospital clients. As our country grapples with many challenging issues, including the possibility of significant reforms in the delivery of healthcare, TeamHealth is positioned to actively participate in and support such efforts. We have significant experience and the financial resources that will allow us to continue to make investments in ongoing initiatives that support our hospital clients and clinicians and enhance the efficiency and quality of care provided to patients.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on February 10, 2009. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, February 10, 2009, through midnight on Tuesday, February 17, 2009, by calling (800) 642-1687, access code 83688178.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,200 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to approximately 550 civilian and military hospitals, and clinics and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Year ended December 31,
	2008	2007
	(In thousands)
Net revenues	$2,291,812	$2,106,152
Provision for uncollectibles	960,495	874,087

Net revenues less provision for uncollectibles	1,331,317	1,232,065
Cost of services rendered
Professional service expenses	1,046,806	950,872
Professional liability costs	15,247	21,057

Gross profit	269,264	260,136
General and administrative expenses	116,942	114,476
Management fee and other expenses	3,602	4,054
Transaction costs	2,386	—
Impairment of intangibles	9,134	—
Depreciation and amortization	17,281	14,823
Interest expense, net	45,849	55,234
Gain on extinguishment of debt	(1,640)	—

Earnings from continuing operations before income taxes	75,710	71,549
Provision for income taxes	31,044	27,703

Earnings from continuing operations	44,666	43,846
Loss from discontinued operations less applicable benefit from income taxes of $363	—	(576)

Net earnings	$44,666	$43,270

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Team Finance LLC

Financial Highlights

(unaudited)

	For the three months ended December 31,
	2008	2007
	(In thousands)
Net revenues	$571,036	$551,071
Provision for uncollectibles	239,527	237,517

Net revenues less provision for uncollectibles	331,509	313,554
Cost of services rendered
Professional service expenses	267,379	247,462
Professional liability costs	18,233	13,792

Gross profit	45,897	52,300
General and administrative expenses	28,665	31,165
Management fee and other expenses	856	1,021
Transaction costs	581	—
Impairment of intangibles	9,134	—
Depreciation and amortization	4,722	3,868
Interest expense, net	11,816	13,804
Gain on extinguishment of debt	(1,640)	—

Earnings (loss) from continuing operations before income taxes	(8,237)	2,442
Provision (benefit) for income taxes	(2,841)	1,148

Earnings (loss) from continuing operations	(5,396)	1,294
Loss from discontinued operations less applicable benefit from income taxes of $48	—	(77)

Net earnings (loss)	$(5,396)	$1,217

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net earnings (loss)	$(5,396)	$1,217	$44,666	$43,270
Loss from discontinued operations	—	77	—	576
Interest expense, net	11,816	13,804	45,849	55,234
Provision (benefit) for income taxes	(2,841)	1,148	31,044	27,703
Depreciation and amortization	4,722	3,868	17,281	14,823

EBITDA	8,301	20,114	138,840	141,606
Impairment of intangibles (a)	9,134	—	9,134	—
Management fee and other expenses (b)	856	1,021	3,602	4,054
Gain on extinguishment of debt (c)	(1,640)	—	(1,640)	—
Transaction cost (d)	581	—	2,386	—
Restricted unit expense (e)	186	141	625	560
Insurance subsidiary interest income	301	537	3,341	2,867
Severance and other charges	208	1,292	1,549	3,693

Adjusted EBITDA*	$17,927	$23,105	$157,837	$152,780

*	Adjusted EBITDA totals include the effects of favorable (unfavorable) professional liability loss reserve adjustments associated with prior years of ($5,438) and $0 for the three months ended December 31, 2008 and 2007, respectively, and $34,927 and $32,089 for the years ended December 31, 2008 and 2007, respectively.
(a)	Includes impairment of goodwill
(b)	Reflects management sponsor fees and loss on disposal of assets.
(c)	Reflects the gain on the retirement of a portion of the 11.25% Senior Subordinated Notes, net of the write-off of deferred financing costs.
(d)	Incurred expenses associated with acquisition transaction fees.
(e)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data	December 31, 2008	December 31, 2007
	(In thousands)
Cash and cash equivalents	$46,398	$30,290
Accounts receivable, net	237,790	222,603
Long-term debt, including current portion	615,275	631,500

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